OLD WESTBURY FUNDS, INC.
                    Old Westbury Global Opportunities Fund

                          Consent of Sole Shareholder

		The undersigned, being the holder of all of the outstanding shares of common stock of Old Westbury Global Opportunities Fund (the "Fund"), a series of Old Westbury Funds, Inc. (the "Corporation"), hereby consents to and agrees that the following resolutions be, and they hereby are, adopted as the actions of the sole shareholder of the Fund:

            Amended and Restated Investment Advisory Agreement

	RESOLVED, that the Amended and Restated Investment
Advisory Agreement between Bessemer Investment Management,
LLC ("BIM") and the Corporation, on behalf of the Fund, be, and it hereby is, approved in the form previously approved by the Corporation's Board of Directors.

                    Manager of Managers Authority

	RESOLVED, that the authorization for BIM, subject to Board approval, to hire, terminate and replace investment sub-advisers and to modify investment sub-advisory agreements for the Fund without shareholder approval be, and it hereby is, approved.

       Selection of Independent Registered Public Accounting Firm

	RESOLVED, that the selection of Ernst & Young, LLP as independent registered public accounting firm for the Fund be, and it hereby is, approved.

The undersigned has executed this Consent of Sole Shareholder as of this 9th day of November, 2007.


BESSEMER INVESTMENT MANAGEMENT, LLC


By: /s/ Marc D. Stern____

Name:  Marc D. Stern
Title:    President